EXHIBIT 5

November 26, 2002

Black Hills Corporation
625 Ninth Street
Rapid City, South Dakota

Re:	Registration Statement on Form S-4 filed November 27, 2002

Ladies and Gentlemen:

As general counsel for Black Hills Corporation, a South Dakota corporation (“Black Hills”), I give this opinion in connection with the filing by Black Hills of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of up to 488,205 shares of Black Hills Common Stock, $1.00 par value per share, to be issued in a merger of a wholly-owned subsidiary of Black Hills, Black Hills Acquisition Corp. (“Merger Sub”), into Mallon Resources Corporation (“Mallon”) (the “Offered Securities”). The outstanding shares of Mallon common stock will be converted in the merger into shares of Black Hills’ common stock as provided in the Agreement and Plan of Merger dated October 1, 2002, among Black Hills, Merger Sub and Mallon (the “Merger Agreement”).

In connection with this opinion, I have examined Black Hills’ Articles of Incorporation and Bylaws, each as amended to date, records of corporate proceedings with respect to the Offered Securities and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Offered Securities, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of South Dakota. I do not express any opinion herein concerning the laws of any other jurisdiction.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

/s/ STEVEN J. HELMERS
Steven J. Helmers General Counsel